EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of DATATRAK International, Inc. for the registration of 2,412,388 common shares and to the incorporation by reference therein of our reports dated March 12, 2007, with respect to the consolidated financial statements of DATATRAK International, Inc., DATATRAK International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DATATRAK International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Ernst & Young LLP
Cleveland, Ohio
April 13, 2007